For Immediate Release

U.S. ENERGY CORP. ANNOUNCES INITIAL PRODUCTION RATE ON BAKKEN WELLS, KALIL 25-36 #1H (1,586 BOE/D) AND PAPINEAU TRUST 17-70 #1H (3,042 BOE/D)

UPDATES DRILLING INITIATIVES IN THE WILLISTON BASIN AND GULF COAST REGION

RIVERTON, Wyoming – March 15, 2010 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in oil and gas, molybdenum, geothermal, and real estate assets, today provided an update on recent drilling activities with partners Brigham Exploration Company (NASDAQ: BEXP) ("Brigham" or "BEXP"), PetroQuest Energy, L.L.C. ("PetroQuest") (NYSE:PQ), and Houston, Texas-based, Yuma Exploration and Production Company.

Williston Basin

The recently completed Kalil 25-36 #1H well, which is operated by Brigham, produced approximately 1,334 barrels of oil and 1.51 MMCF of natural gas per day or 1,586 BOE/D during an early 24-hour flow back period.  The well was completed with swell packers and 30 fracture stimulation stages.  U.S. Energy’s initial working interest in this well is approximately 38% (~30% net revenue interest).  Oil sales from this well have commenced, and gas sales are expected to commence within 30-45 days.  The Kalil 25-36 #1H well is the seventh well completed under the Drilling Participation Agreement (DPA) with Brigham.

The Papineau Trust 17-20 #1H well, which is also operated by Brigham, produced approximately 2,616 barrels of oil and 2.55 MMCF of natural gas per day or 3,042 BOE/D during an early 24-hour flow back period.  The well was completed with swell packers and 29 fracture stimulation stages.  U.S. Energy’s initial working interest in this well is approximately 43% (~34% net revenue interest).  Oil sales from this well have commenced, and gas sales are expected to commence within 30 days.  The Papineau Trust 17-20 #1H well is the eighth well completed under the DPA with Brigham.

The Jack Erickson 6-31 #1H well has been drilled to total measured depth of approximately 20,000 feet and completion initiatives commence today.  The well is planned to be completed with 30 fracture stimulation stages.  U.S. Energy’s initial working interest in this well is approximately 21% (~17% net revenue interest).  This is the ninth well drilled under the DPA with Brigham.

Press Release
March 15, 2010

The Sedlacek Trust 33-4 #1H well, the tenth well to be drilled under the DPA with Brigham, was spud on March 8, 2010 and is drilling forward in the vertical portion of the well.  U.S. Energy’s initial working interest in this well is approximately 44% (~35% net revenue interest).  As with the previously drilled wells in the program, this well is targeting the middle Bakken formation, and is planned to be drilled to a total measured depth of approximately 20,000 feet (~10,000 ft vertical; ~10,000 horizontal).

Based on the receipt of updated scheduling information from Brigham, the drilling of wells 11 through 15 contemplated in the Drilling Participation Agreement is now expected to be drilled and completed through the balance of 2010 although the ultimate scheduling of drilling could be accelerated.  Brigham has notified the Company that it will participate for 50% of its original working interest in each of the five remaining 1,280 acre spacing units.  The Company will therefore participate for the remaining 50%.

Pertinent to the five remaining wells to be drilled this year with Brigham, we believe that one of the wells to be drilled will be a Three Forks well.  Additionally, we are confident that we will also drill an offset well in one of our existing units with Brigham in the near future.  Brigham has indicated to us that they anticipate proposing both wells and expect to drill the Three Forks well by June 30, 2010 and the offset well sometime this summer.  Updates regarding the actual timing of both wells will be provided in the future.

Gulf Coast

In August 2009, USE entered into a participation agreement with PetroQuest Energy to acquire a 3.6% working interest (~2.5% net revenue interest) in a gas prospect located in south central Louisiana.  The well has an initial planned drilling depth of approximately 14,700 feet, and is targeting the middle Miocene Tex W 7 Sand.  The prospect has gross unrisked reserve potential of approximately 13.7 BCFE.  The well has been spud and is now drilling to target depth.  This well is subject to a small back-in after payout.

On January 7, 2010, USE entered into an additional participation agreement with PetroQuest Energy to acquire a 10% working interest (~8% net revenue interest) in an oil and gas prospect located 15 miles offshore of south east Louisiana.  The well has an initial planned drilling depth of approximately 12,500 feet, and is targeting the middle Miocene “Listerella” sand.  The prospect has gross unrisked reserve potential of approximately 1.8 MMBO and 4.0 BCFG.  The well was spud in February and is currently drilling to target depth.  This well is not subject to a back-in after payout.

The Company’s partner, Yuma Exploration and Production Company, has spud a well following the identification of multiple prospects as a result of a 2009 3-D seismic shoot that USE participated in.  The initial well has been drilled to a total vertical depth of approximately 6,000 feet.  The Company has an initial working interest of 4.8% in this well.  Depending on the results on the initial well, the parties will evaluate additional drilling opportunities which could include multiple prospects in 2010.

Press Release
March 15, 2010

“Though still early in the year, we have made real progress against our $26.5 million 2010 drilling plan both with our core Williston Basin program and in the Gulf Coast," stated Keith Larsen, CEO of U.S. Energy Corp.  “We currently have five wells in the process of being drilled or completed and we expect to drill at least six more wells in the Williston Basin this year and up to 15 more wells with our Gulf Coast partners in 2010.  We anticipate drilling activity for the balance of the year in the Bakken to proceed at a more measured pace, although we will actively continue to evaluate opportunities to accelerate growth in 2010,” he added.

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Note Regarding BOEs

BOEs are derived by converting gas to oil in the ratio of one barrel of oil to six thousand cubic feet of gas (1 bbl:6 Mcf), based on their respective BTU energy content.  BOEs are not indicative of value, as oil and natural gas have different markets and prices may diverge from the ratio on a national and/or regional level.

Note Regarding After Payout Back-in

Pursuant to a 2007 agreement with an oil and gas industry consulting company, USE’s working interest (and corresponding net revenue interest) in each of the wells drilled within a defined area of mutual interest with PetroQuest is subject to a 15% reduction when USE reaches payout of all its costs associated with each well, plus 6% annual interest.  The reduction increases to 20% when USE has recovered 200% of its costs for each well.  When and if each benchmark is attained, USE will assign the working interest difference to the consulting company.

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Forward-Looking Statements

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,"”target,” “goal,” or similar expressions.  Forward looking statements in this release relate to, among other things, USE’s drilling of wells with  Brigham Exploration, Yuma, and PetroQuest, and its ownership interests in those wells and their expected costs, and the oil and natural gas targets or goals for the wells.  There is no assurance that any of the wells referenced in this press release be productive or that the Company’s goals for 2010 will be achieved. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company’s filings with the SEC (including, without limitation, the Annual Report on Form 10-K filed on March 12, 2010.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen                                                                         Nick Hurst
Director of Investor Relations                                               Investor Relations
U.S. Energy Corp.                                                                    The Equicom Group
1-800-776-9271                                                                          1-403-538-4845
reggie@usnrg.com                                                                  nhurst@equicomgroup.com